Exhibit 10.2

The Terms and Conditions of

the ProQR Therapeutics N.V.

Stock Option Plan

Subject to the listing and the admission to trading of the Company’s ordinary shares on the NASDAQ Global Market and subject to supervisory board approval

Contents

RULE 1	DEFINITIONS	3

RULE 2	INTERPRETATION	6

RULE 3	POWERS OF THE SUPERVISORY BOARD AND MANAGEMENT BOARD	7

RULE 4	GRANT AND VESTING OF OPTIONS	7

RULE 5	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS	9

RULE 6	MANNER OF EXERCISE	10

RULE 7	FAIR MARKET VALUE	10

RULE 8	NON–TRANSFERABILITY AND NATURE OF THE OPTIONS	10

RULE 9	RELEASE OF SHARES	11

RULE 10	LOSS OF OFFICE OR EMPLOYMENT	11

RULE 11	TAX AND SOCIAL SECURITY	12

RULE 12	VARIATION OF CAPITAL	13

RULE 13	CHANGE OF CONTROL OF THE COMPANY	13

RULE 14	PLAN AMENDMENTS AND SPECIAL PROVISIONS	14

RULE 15	NOTIFICATION	14

RULE 16	INSIDER TRADING RULES	15

RULE 17	DISPUTES	15

RULE 18	COSTS OF THE PLAN	15

RULE 19	GOVERNING LAW	15

ProQR Therapeutics N.V. Stock Option Plan	(2)

Rule 1	Definitions

In the Rules of this Plan, unless the context otherwise requires, the following words and expressions shall have the meanings as set out below:

Articles of Association	the articles of association of the Company as amended from time to time;

Business Day	a day which is not a Saturday or a Sunday and which is not a public holiday or a bank holiday in the Netherlands;

Cause	in the context of termination of a Participant’s status as an employee or officer of the Group or as a service provider to the Group, a reason which constitutes a serious cause on the side of the Company within the meaning of Article 7:679 of the Dutch Civil Code, or other serious cause representing a material breach under the employment, service or other relevant agreement or engagement entered into with that Participant;

Cause by the Individual	in the context of termination of a Participant’s status as an employee or officer of the Group or as a service provider to the Group, a reason which constitutes an urgent cause on the side of that Participant within the meaning of Article 7:678 or serious cause on the side of that Participant within the meaning of Article 7:685 of the Dutch Civil Code, other serious cause on the side of that Participant representing a material breach under the employment, service or other relevant agreement or engagement entered into with that Participant or a material breach by that Participant or his fiduciary tasks and duties towards the Company or the relevant group Company;

Committee	such person or committee of persons and successor person or successor committee of persons appointed by the Supervisory Board to whom the Supervisory Board has delegated any of its powers under this Plan;

Company	the public company with limited liability ProQR Therapeutics N.V., having its office address at Darwinweg 24, 2333 CR Leiden, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 54600790;

Compensation Policy	the compensation policy for the Management Board of the Company, as adopted by the General Meeting and as amended from time to time;

Control	in respect of the Company or a Group Company, the ability to (i) alone or together with one or more subsidiaries, whether or not in concert with others, exercise or cause to exercise more than one-half of the voting rights in the shareholders’ or members’ meeting of the Company or such Group Company, or (ii) the ability to appoint more than one-half of the directors or supervisory directors of the Company or such Group Company, or (iii) to exercise decisive influence with regard to the general course of affairs of the Company or such Group Company;

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Date of Grant	the date on which one or more Options is/are offered to an Eligible Individual by the Company, which shall be the date specified in the Notice of Grant;

Effective Date	, 2014;

Eligible Individual	an Individual, not being a member of the Management Board or a member of the Supervisory Board, who has been selected by the Management Board to receive a Grant under the Plan; or an Individual being a member of the Management Board or a member of the Supervisory Board who has been selected by the Supervisory Board to receive a Grant under the Plan;

Exercise Period	the period during which a Vested Option can be exercised, as specified in the Notice of Grant;

Exit	a Sale, Liquidation or any combination thereof;

Fair Market Value	the market value of one Share as appropriate, as specified in Rule 7 of this Plan;

General Meeting	the Company’s general meeting of shareholders as mentioned in the Articles of Association;

Grant	one or more Options granted to Participants in accordance with or as a result of an Eligible Individual’s participation in the Plan;

Group	the Company and its Group Companies;

Group Company	any subsidiary or group company of the Company as defined in Articles 2:24a and 2:24b of the Dutch Civil Code, as may change from time to time;

Individual	any individual who has entered into employment or position with the Company or any Group Company; or an individual (whether or not through the use of a company of which that individual is the sole shareholder) that provides management and/or consulting services for the Company or a Group Company; or an individual who is appointed as an officer of the Company or of any Group Company or any other person as determined by the Supervisory Board;

Insider Trading Rules	the internal code of conduct to be adopted by the Company or a Group Company on insider trading, as may be amended from time to time and/or the securities laws and regulations (including applicable stock exchange or listing rules) in the jurisdiction(s) where Shares or other securities issued by the Company or shares or other securities issued by a Group Company (or rights derived thereof) are and/or may be listed to the extent these relate to insider trading;

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IPO	the listing and the admission to trading of the Company’s ordinary shares on the NASDAQ Global Market;

Liquidation	the liquidation, dissolution or other reorganization of the Company resulting in the Company’s shareholders receiving cash or liquid securities as consideration or proceeds in excess of the aggregate subscription price and dividends payable in respect of the Shares held by them;

Management Board	the Company’s management board as mentioned in the Articles of Association;

Notice of Exercise	a notice to the Company in a form to be determined by the Supervisory Board whereby a Participant exercises an Option granted to him under the Rules of this Plan;

Notice of Grant	a notice to an Eligible Individual in a form to be determined by the Supervisory Board whereby one or more Options under this Plan are granted and for an Eligible Individual being a member of the Management Board or a member of the Supervisory Board, taking into consideration the compensation granted to him and, in general, Compensation Policy;

Option	the right to acquire one (1) Share against payment of the Option Price during the Exercise Period, which right is granted to a Participant under the Rules of this Plan;

Option Price	the price per Share, as determined by the Supervisory Board at the Date of Grant, in respect of which an Option may be exercised, which shall be the Fair Market Value at the Date of Grant, or such other price per Share as specified in the relevant Notice of Grant, provided that the Option Price per Share shall not be lower than the nominal value of the Share;

Participant	an Eligible Individual who has been offered and has accepted a Grant under the Rules of this Plan;

Performance Condition	one or more performance targets, if any, as set at the Date of Grant specified in the relevant Notice of Grant that should be attained during the relevant Performance Period in order to determine the level of Vesting of a Grant on the relevant Vesting Date;

Performance Period	the period, as determined in the relevant Notice of Grant, over which the attainment of Performance Conditions is measured;

Plan	the ProQR Therapeutics N.V. Stock Option Plan in its present form or as from time to time amended, in accordance with the provisions hereof;

Release	the issuance (‘uitgifte’) or transfer (‘levering’) of Shares to a Participant, and “Released” and “Release Date” shall be construed and interpreted accordingly;

ProQR Therapeutics N.V. Stock Option Plan	(5)

Retirement	retirement at the normal statutory retirement age in a given country at which the relevant Individual becomes entitled to a state old age pension. This statutory retirement age can only be lowered if and to the extent that the Individual is entitled to a form of early retirement on the basis of an individual agreement or collective agreement on Company or Group Company level or in case the Supervisory Board grants an individual exemption and approves such early retirement;

Rules	the rules governing the operation of the Plan as may be amended from time to time;

Sale	the sale of more than 50% of the Shares or the sale, lease or licensing out of all or a substantial part of the Company’s assets resulting in the Company no longer exclusively controlling such assets or any other event resulting in a change of Control over the Company;

Share	an ordinary share in the capital of the Company, having a nominal value of EUR 0.04 or any other nominal value such Share may have in the future;

Stock Exchange	NASDAQ Global Market or any other market the Shares are listed.

Supervisory Board	the Company’s supervisory board as mentioned in the Articles of Association;

Total and Permanent Disability	the mental or physical disability, whether occupational or non-occupational in cause, which satisfies such definition in any insurance policy or plan provided to a Participant by the Company or a Group Company, or, alternatively, the relevant Participant’s applicable national legislation pertaining to persons with disability;

Vesting	the satisfaction of the requirements of Rule 4 of this Plan, and ‘Vested’ and ‘Vest’ shall be construed accordingly; and

Vesting Date	the date on which Options shall Vest, in whole or in part, as determined by the Supervisory Board and as specified in the Notice of Grant and pursuant to Rule 4 of this Plan.

Rule 2	Interpretation

Words or expressions used in the Plan shall where appropriate:

(i)	when denoting the masculine gender include the feminine and vice versa;

(ii)	when denoting the singular include the plural and vice versa;

(iii)	when referring to any enactment be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any regulations made there under;

ProQR Therapeutics N.V. Stock Option Plan	(6)

(iv)	when a period of time is specified and starts from a given day or the day of an act or event, be calculated inclusive of that day;

(v)	be construed such that the headings and sub-headings are for ease of reference only, and do not affect the interpretation of any Rule;

(vi)	when referring to any enactment or regulations under Dutch law be construed at the discretion of the Supervisory Board as a reference to other (analogous) applicable laws or regulations of any other country (or region of a country);

(vii)	references to tax and/or social security contributions and/or withholding taxes shall for the avoidance of doubt include those applicable under the laws of the Netherlands and any other jurisdiction to which a Participant may be subject;

(viii)	when a period of time is specified and ends on a day which is not a Business Day, the end day of such period will be extended to the next Business Day; and

(ix)	when referring to an ‘officer’ this will be construed as including a reference to directors of subsidiaries and members of a supervisory board and references to someone holding “office” shall be interpreted accordingly.

Rule 3	Powers of the Supervisory Board and Management Board

3.1	The Plan shall be administered by the Supervisory Board.

3.2	The Supervisory Board shall have such powers and authority delegated to it as set out in the Plan and is responsible to take the Compensation Policy into account. The Supervisory Board may determine as soon as practicable after the Effective Date if, how and to what extent any of their powers shall be delegated to (or revoked from) any Committee. After such delegation, the Committee shall have such powers and authority delegated to the Supervisory Board as set out in the Plan in order to administer the Plan, until such time as the Supervisory Board has revoked such powers and authority.

3.3	The Company shall have the authority and complete discretion to decide whether or not to make Grants under the Plan to Individuals, subject to Rule 3.4, and decide what percentage of the outstanding Shares will be used to give effect to such Grants.

3.4	The Management Board may select Individuals, not being members of the Management Board or members of the Supervisory Board and effect such Grants, as Eligible Individuals and the Supervisory Board may select Individuals being members of the Management Board or members of the Supervisory Board, as Eligible Individuals and make such Grants to them taking into account their respective compensation and the Compensation Policy in general.

3.5	Notwithstanding Rules 3.1, 3.2 and 3.3, the Supervisory Board shall have the authority and complete discretion to construe and interpret the provisions of the Plan, any Notice of Grant or any Notice of Exercise and any other agreement or document executed pursuant to the Plan.

Rule 4	Grant and Vesting of Options

4.1	Subject to Rules 3.3 and 3.4, the Management Board or the Supervisory Board, as the case may be, can offer Options to Eligible Individuals at any time on or after the Effective Date.

ProQR Therapeutics N.V. Stock Option Plan	(7)

4.2	Notwithstanding Rule 4.1, Notices of Grants are concluded on a discretionary basis. A Grant shall therefore not be construed to give any Participant the right to receive future Grants.

4.3	Each Grant shall be evidenced by a signed Notice of Grant concluded between the Participant and the Company, setting forth the terms and conditions pertaining to such Grant. The Notice of Grant shall be available in each of the countries in which the Plan is operational and shall, together and concurrently with the Rules, govern the Grant in accordance with local legal and regulatory requirements and the stock exchange or listing rules to the extent applicable.

4.4	Each Notice of Grant shall include a schedule describing the date(s), event(s) or act(s) upon which an Option shall Vest in whole or part or become exercisable and shall further specify:

(a)	the Option Price;

(b)	the number of Shares subject to the Grant;

(c)	any Performance Conditions and Performance Period that may be imposed and attached to the Vesting of the Options;

(d)	the Exercise Period;

(e)	the Date of Grant;

(f)	the Vesting Period; and

(g)	the date on which the Option(s) to which the Grant pertains will lapse.

4.5	If an Eligible Individual wishes to participate in the Plan, he is required to return a signed copy of the Notice of Grant to the Company or a party designated by the Company within fourteen (14) days following the date on which the offer is made. Options that are not accepted in full and in accordance with this Rule 4.5, will lapse automatically with immediate effect and without any consideration becoming due. By accepting a Grant the Participant accepts the Rules and all other regulations and documents relating to the Grant.

4.6	Vesting of the Options is subject to the attainment of any Performance Conditions imposed and to the Participant remaining an Eligible Individual with continued employment or office with or providing services to the Company or any Group Company until the end of each of the respective Vesting Dates. Such Vesting conditions are specified in the relevant Notice of Grant. Once all Vesting conditions have been satisfied, the Options Vest. The relevant Notice of Grant specifies on which date the fulfilment of the relevant conditions of Grants will be measured and/or determined. The attainment of the Performance Conditions and the satisfaction of the other Vesting conditions shall be determined by the corporate body or Committee which granted the Options at its discretion.

4.7	If a Participant ceases to be an Eligible Individual:

(i)	due to his death;

(ii)	as a consequence of his Total and Permanent Disability or Retirement;

(iii)	Cause; or

(iv)	any other individual situation determined by the Supervisory Board at its discretion,

the Supervisory Board may, in its sole discretion and acting reasonably, determine that a portion of the outstanding Options that are not Vested held by that Participant will Vest at the date such Participant ceases to be an Eligible Individual and to determine during what period that Participant’s Vested Options will remain outstanding (if relevant, for the benefit of the Participant’s legal successor(s) in

ProQR Therapeutics N.V. Stock Option Plan	(8)

case of death in accordance with Rule 8 of this Plan) whereby this period will not exceed the remaining Exercise Period as specified in the relevant Notice of Grant. In determining such portion the Supervisory Board may take into consideration the period to the date of the Participant ceasing to be an Eligible Individual. After the expiry of the period during which the Vested Options can be exercised as determined in accordance with this Rule 4.7, the Options will lapse automatically without any consideration becoming payable. In case of death of the Participant, the Supervisory Board may at its sole discretion also determine to cancel all outstanding Options (whether Vested or not) and pay (for the benefit of that Participant’s legal successor(s)) with respect to each of these Vested Options the (positive) difference between the Fair Market Value of a Share at the date of cancellation and the Option Price.

4.8	Ultimate remedium and claw back – The Supervisory Board has for grants of Options made to members of the Management Board the authority to adjust the number of unvested Options and/or to fully or partially recover Vested Options subject to the terms and conditions as contained in or applicable to the Notice of Grant and in general with due observance of Article 2:135 (6) and (8) of the Dutch Civil Code.

Rule 5	Rights of Exercise and Lapse of Options

5.1	Subject to Rules 4.5 to 4.7, Vested Options will become exercisable during the Exercise Period as specified in the Notice of Grant, except in case of an Exit in which case all Options (whether Vested or not) will become exercisable immediately following the occurrence of such Exit, unless otherwise provided for by Rule 13, or will Vest accelerated in accordance with Rule 4.7.

5.2	If a Participant ceases to be an Eligible Individual for any reason other than those set out in Rules 4.7 and 5.3, all the outstanding Options held by that Participant that are not Vested at the date such Participant ceases to be an Eligible Individual shall lapse immediately at that time without any consideration becoming due. Notwithstanding Rule 5.1, the Participant’s Vested Options are exercisable thirty (30) days or, in case of the death of that Participant, ninety (90) days following the date such Participant ceases to be an Eligible Individual within the Exercise Period. After this thirty day or ninety day period (or, if earlier, upon the expiry of the Exercise Period), these Vested Options will lapse automatically without any consideration becoming due.

5.3	In case of termination of employment or office for Cause by the Individual, all the Options granted, irrespective of whether or not these Options have Vested, shall immediately lapse at the date of such termination of employment or office, without any consideration becoming due.

5.4

Subject to Rules 4.7, 5.2 and 5.5 of this Plan, the Supervisory Board may extend the periods during which Options held by a Participant are exercisable following the date such Participant ceases to be an Eligible Individual as described in Rules 4.7 and 5.2, if such an exercise would temporarily be prohibited by law, securities regulations, stock exchange or listing rules, or any applicable Insider Trading Rules. Such period during which the relevant Options are exercisable shall be extended by the length of such period of prohibition. This may apply differently if the Supervisory Board, acting reasonably and given the specific circumstances of the Participant, determines otherwise, in which event the Supervisory Board in its sole discretion and acting reasonably, shall determine the extent, and the terms, of the Participant’s continued participation in the Plan, including, without limitation,

ProQR Therapeutics N.V. Stock Option Plan	(9)

the number of Shares to which his Options pertain and the remaining period during which those Options are exercisable).

5.5	All outstanding Options of a Participant, whether Vested or not, shall lapse immediately and automatically, without any consideration becoming due, upon the occurrence of the earliest of the following events with respect to those Options or that Participant:

(i)	the tenth anniversary of the Date of Grant;

(ii)	the expiry of any of the applicable periods specified in Rules 4.7, 5.2, 5.4 and 6.4;

(iii)	the date of termination of employment or office in case of termination of employment or office for Cause by the Individual pursuant to Rule 5.3;

(iv)	the expiry of any of the periods which are determined on the basis of any adjustments made in respect of the events as specified in Rules 13 and 14;

(v)	the Participant’s attempted assignment, transfer or encumbrance of any of his Options other than as permitted under Rules 8 and 13 or in case of another material breach by the Participant of the Rules, unless otherwise determined at the discretion of the Supervisory Board.

Rule 6	Manner of Exercise

6.1	Subject to Rules 4.7, 5.2, 5.4 and 6.4 of this Plan, a Grant may be exercised during the Exercise Period after the Options have Vested in accordance with Rule 4.6 and before the Option(s) to which the Grant pertains lapse(s) in accordance with Rules 4.7 and 5. A Grant can only be exercised in full.

6.2	Subject to the Rules, an Option may be exercised by the signing of a Notice of Exercise by the Participant which will be effective upon receipt of the signed Notice of Exercise by the Company or a party designated by the Company.

6.3	Subject to the Rules of this Plan, the Company shall as soon as practicable following the receipt of the Notice of Exercise and the payment of the Option Price for the relevant Option(s) Release the Shares covered by the Option(s) specified in the Notice of Exercise in accordance with Rule 9 and 11.3.

6.4	Each exercise of an Option is subject to the Insider Trading Rules. Subject to Rule 5.4, where the exercise of any Option would temporarily be prohibited by law, securities regulations, stock exchange or listing rules, or any applicable Insider Trading Rules, the Exercise Period shall be extended with the length of such period of prohibition provided that such Option may not be exercised after the expiry of that Option in accordance with any other Rule of this Plan.

Rule 7	Fair Market Value

The Fair Market Value on a certain date shall be the closing price of one (1) Share (or similar security) as quoted on the Stock Exchange on the last preceding Business Day on which trade in the Shares took place.

Rule 8	Non–transferability and nature of the Options

A Grant made to a Participant is strictly personal and shall, if the Option(s) to which such Grant pertains are Vested and during the lifetime of the Participant, be exercisable by the Participant alone and shall not be

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assignable or transferable and cannot be charged, pledged, encumbered or otherwise used for the purpose of creating security title or interest of whatever nature. The Company is under no obligation required to repurchase any Options and/or any Shares pursuant to these Rules. In the event of the Participant’s death, such Participant’s Options are transferable to the Participant’s beneficiaries only by last will and testament or by the applicable hereditary laws. In all other events any attempted assignment, transfer or encumbrance by a Participant shall be null and void shall cause such Participant’s Option(s) to lapse with immediate effect.

Rule 9	Release of Shares

9.1	Subject to Rule 6.3 of this Plan, the Company shall Release the Shares to the Participant pursuant to the exercise of an Option as soon as practicable following (i) the date the Participant has returned the Notice of Exercise signed by the Participant, and (ii) the payment of the relevant Option Price. The Release is subject to (i) receipt of all required statutory approvals under the relevant laws and regulations and any listing rules of the stock exchanges where Shares (or rights derived therefrom) are traded and (ii) any applicable Insider Trading Rules. If the Participant has indicated that he wishes to apply the exercise immediate sell method or the sell to cover method for funding the tax liability in accordance with Rule 11.3, the Company shall calculate the number of Shares to be sold under the exercise immediate sell method or sell to cover method, facilitate the sale of such Shares in accordance with Rule 11.3 and transfer the remainder of the cash proceeds following the exercise immediate sell method or the remainder of the Shares under the sell to cover method to the Participant. The remainder of the Shares shall be Released to the Participant concerned.

9.2	A Participant shall not be entitled to any compensation of damage or losses insofar as such damage or losses arise(s) or may arise from a delayed Release under this Rule 9, unless it has been delayed unreasonably by the Company.

9.3	Participants are only permitted to sell, transfer or encumber the Shares acquired by them in accordance with the provisions of the applicable Insider Trading Rules.

Rule 10	Loss of office or employment

10.1	The Plan does not form part of the Participant’s employment agreement or service agreement or other engagement with the Company or with any Group Company, and shall not be construed to give any Participant the right to remain in the employ of or continue to provide services to or continue to be an officer of the Company or any Group Company.

10.2	A Grant made to a Participant cannot be considered to be a guarantee to that Participant that the employment or office of that Participant with the Company or any other Group Company, or the providing of services by the Participant to the Company or to any Group Company will continue.

10.3	Any benefits derived by a Participant under this Plan shall not be taken into account for the purposes of determining that Participant’s contribution or entitlement to benefits under any retirement arrangement or for the purposes of determining any other claim for compensation that Participant may have against the Company or against any Group Company.

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10.4	Where the employment, office or service agreement with the Company or a Group Company of a Participant terminates for whatever reason, that Participant shall not be entitled to any compensation or damages (including damages following unfair dismissal), any other form of breach of contract or any claim for compensation for the loss of employment, office or services insofar as such compensation or damages arise or may arise from the Participant ceasing to have rights under this Plan as a result of such termination. The Plan shall not at any time affect the rights of the Company or a Group Company (or their relevant corporate bodies) to terminate such Participant’s status as an officer, an employee or a service provider, whether with or without Cause.

10.5	A Grant shall not entitle nor preclude the Participant to whom that Grant was awarded from participating in another Grant under the Plan or participation in any other plan operated by the Company or any Group Company.

Rule 11	Tax and social security

11.1	All applicable personal tax (e.g. any wage tax or income taxes) and employee social security levies as a consequence of or resulting from the Grant of one or more Options, including, for the avoidance of doubt, as a consequence of or resulting from the exercise or Vesting of any Option, or in respect of the implementation of the Plan shall be borne by the relevant Participant.

11.2	Each Participant shall permit the Company or any Group Company to withhold and account for an amount equal to any wage tax or income tax, employee’s social security contributions liability and any other liabilities for which the Company or a Group Company as the case may be, has an obligation to withhold and account. In case an Option is cancelled for whatever reason, the relevant Participant will not be compensated for any taxes or employee social security levies (to be) paid in connection with that Option or the cancellation thereof.

11.3	In order to facilitate the funding of the wage tax, income tax and employee social security levies to be withheld upon exercise of the Options, the Company shall allow the Participant to sell, without further action by the Company, all or sufficient Shares Released to such Participant to cover the relevant tax and social security liability (“exercise immediate sell” or “sell to cover” method) at such exercise. The sale proceeds from the application of such exercise immediate sell transaction or sell to cover transaction, after deduction of costs, shall be used to satisfy the withholding liability. The remainder of the cash proceeds or any rounding differences shall be paid in cash by the Participant.

11.4	The Plan is governed by the tax and social security legislation and regulations prevailing as at the date a certain taxable event occurs. If any tax and/or employee social security legislation or regulations are amended and any tax or employee social security levies become payable as a result of such legislative amendment, the costs and the risks related thereto shall be borne solely by the relevant Participant.

11.5	Where, in relation to an Option granted under this Plan, the Company or any Group Company (as the case may be) is liable, or is in accordance with current practice believed by the Supervisory Board to be liable, to account for any tax or social security authority for any sum in respect of any tax or social security liability of the Participant, the Option may not be exercised unless the relevant Participant has paid to the Company or the Group Company (as the case may be) an amount sufficient to discharge the liability.

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11.6	For the avoidance of doubt, the provisions of Rules 11.1 to 11.5 shall apply to a Participant’s liabilities that may arise on a taxable event in any jurisdiction.

Rule 12	Variation of Capital

12.1	Subject to the Articles of Association, in the event of a share split, reverse share split, any capitalisation issue, distribution of, extraordinary dividend, rights issue, issue of benefit, or bonus Shares, or rights offer or any reduction, sub-division, consolidation or other variation of the capital of the Company the number of Options subject to any Grant and/or the Option Price, as the case may be, may be adjusted by the Company without prejudice (including retrospective adjustments where appropriate) in such manner as the Company considers to be in its opinion fair and reasonable, or take whatever other reasonable actions the Supervisory Board considers appropriate, it being understood that such actions may include an additional grant of the rights and/or securities to the relevant Participants, under the same conditions as apply to the variation of capital concerned.

12.2	Notice of any adjustment referred to in Rule 12.1 shall be given by the Company to those Participants affected by such adjustment. The Participant shall receive such a notice within one month following the date the adjustment has been made.

Rule 13	Change of Control of the Company

13.1	Subject to the Articles of Association, required approval of the relevant corporate body, bodies or Committee(s) of the Company and any applicable laws or regulations, in the event of an Exit, a merger, split, or consolidation or similar transaction in relation to the Company, a change in Control of the Company or a share-for-share exchange involving the Company, the Supervisory Board shall have the power to decide to:

(i)	provide for the exchange of each Option outstanding immediately prior to such event for options with respect to some or all of the property for which securities are exchanged in such transaction and, as a result, make any necessary equitable adjustment in the Option Price of the new options, or the number of securities or amount of property subject to the Options or, as appropriate, provide for a cash payment to the Participants to whom such Options were granted in partial consideration for the exchange of the Options; and/or

(ii)	accelerate Vesting of all the outstanding Options effective immediately prior to the occurrence of such event; and/or

(iii)	effective immediately prior to the occurrence of such event, cancel each outstanding Option and pay the Participants, for each of their respective Options thus cancelled, the (positive) difference between the underlying Fair Market Value of a Share at the date of cancellation and the Option Price; and/or

(iv)	take whatever other reasonable steps the Supervisory Board considers appropriate.

13.2	Subject to Rule 13.1 all adjustments and/or payments described in Rule 13.1 shall be made by the Supervisory Board and shall be reviewed and approved by an independent advisor appointed by the Supervisory Board. Such approval shall be conclusive and binding on all persons.

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13.3	Except as expressly provided in Rules 12 and 13, no Participant shall be afforded any rights by reason of any capital or corporate reorganisation of the Company or any other transaction as set out in Rule 13.1.

13.4	Except as expressly provided in Rules 12 and 13, a Grant effected pursuant to the Plan shall not affect in any way the right or power of the Company or any Group Company to effect any capital or corporate reorganisation.

13.5	If an event occurs constituting a change of Control of a Group Company due to which the Participant is no longer employed with or an officer of or no longer provide(s) service to the Group, the Supervisory Board can at its absolute discretion provide for any adjustments or payments as deemed appropriate such as, inter alia, continuation of the Plan or settlement of the outstanding Options of the Participant immediately prior to such event.

Rule 14	Plan amendments and special provisions

Subject to the Articles of Association, the Supervisory Board acting reasonably may from time to time at its discretion amend or waive any requirement or conditions under any of the Rules, the Notice of Grant and/or the Notice of Exercise.

Rule 15	Notification

15.1	The administration of the Plan will be executed by the Company or a third party administrator as appointed by the Company.

15.2	Any notice or other document required to be given to any Participant with respect to the operation of this Plan shall be delivered to him at his home address or such other address as may appear to the Company to be appropriate, or by e-mail message or in any other format agreed in advance between the Participant and the person giving the notice on behalf of the Supervisory Board. Any notice or other document required to be given to the Company or the Supervisory Board shall be delivered in a format agreed in advance between the Participant and the person receiving the notice.

15.3	In the execution of the Plan, the Company will respect and comply with applicable data protection laws. Each Participant consents by the acceptance of the Grant to the processing, collection, recording, organising, storing and adapting of personal data by the Company or third party administrators involved in the operation and administration of the Plan and for that purpose only. This may also include transferring such information to countries or territories that fall outside of the European Economic Area and which may not provide the same level of data protection as the European Economic Area or the Participant’s home country. The Company may also keep the personal data of each Participant to comply with statutory retention periods. Each Participant acknowledges that this may restrict the Participant’s rights. Each Participant has the right to access and/or correct personal data, if and when necessary, by contacting the Company.

15.4	The Supervisory Board may, at its absolute discretion, issue written guidance setting out the procedures whereby the Plan shall be operated.

ProQR Therapeutics N.V. Stock Option Plan	(14)

Rule 16	Insider Trading Rules

16.1	Participants and the Company shall be subject to and bound by the terms and conditions of any Insider Trading Rules. Such Insider Trading Rules may restrict the rights of the Participants and/or the Company under this Plan.

16.2	Participants are deemed to be familiar and are responsible for complying with any applicable Insider Trading Rules and any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies. The Company shall incur no liability should a Participant act in breach of any Insider Trading Rules or any other information, guidance and/or regulations issued by the Company or relevant government or regulatory bodies.

Rule 17	Disputes

The decision of the Supervisory Board, in any dispute or question relating to any Grant shall be final and conclusive subject to the terms of this Plan. The provisions of a Notice of Grant shall govern and prevail in the event of any conflict with the Rules.

Rule 18	Costs of the Plan

Without prejudice to Rule 11, the costs of introducing, operating and administering this Plan shall be borne by the Company. Any cost incurred with respect to the application of the exercise immediate sell method or sell to cover method as described in Rule 11.3, shall be borne by the Participant.

Rule 19	Governing law

This Plan shall be governed by and shall be construed in accordance with the law of The Netherlands. The Company and each Participant hereby irrevocably submit, in respect of any suit, action or proceeding related to the implementation or enforcement of this Plan, shall be settled by the Court of Amsterdam the Netherlands.

* * *

ProQR Therapeutics N.V. Stock Option Plan	(15)

Notice of Grant

Mr. / Ms. [name]

[address]

[postal code] [place][country]

[Insert date]

Subject:	the Grant of Options pursuant to the ProQR Stock Option Plan

Dear [name of Participant],

I am pleased to let you know that you are hereby made an offer to be granted Options to acquire Shares as further specified below under the terms and conditions applicable to the ProQR Therapeutics N.V. Stock Option Plan (the ‘Plan’).

The definitions used in this Notice of Grant have the same meaning as the definitions used in the Plan, as attached hereto. Subject to the Rules of the Plan, you are granted Options on the following conditions:

Date of Grant:	[date]

Options granted:	[number]

Number of underlying Shares:	[same number]

Option Price:	[EUR price]

Vesting Dates:	Vesting of the Options is subject to continued employment or office as stated in the Rules of the Plan, and in particular Rules 4 and 5. If you remain employed, the Options will Vest in four equal annual tranches as follows:

• 25% on the first anniversary of the Date of Grant;

• 25% on the second anniversary of the Date of Grant;

• 25% on the third anniversary of the Date of Grant;

• 25% on the fourth anniversary of the Date of Grant.

Exercise Period:	Subject to what has been stated for specific circumstances in the Rules, Vested Options may be exercised during the period starting on the Vesting Date and ending on the tenth (10th) anniversary of the Date of Grant or such earlier or later date in accordance with the Rules of the Plan, and in particular Rules 4.7, 5.2, 5.4 and 6.4.

Date on which Options will in any event lapse:	The Options will lapse on the tenth (10th) anniversary of the Date of Grant (insert date) or in specific circumstances as stated in the Rules of the Plan, and in particular Rules 4, 5 and 8 of the Plan.

If you wish to accept this Grant you can do so by returning a signed copy of this Notice of Grant to ProQR Therapeutics N.V. (the “Company”) within 14 days from the date of this Notice of Grant. If the Company will not have received a duly signed letter on that date, the Grant will be null and void such that the offer will lapse automatically with immediate effect and without any consideration becoming due.

Yours sincerely,

ProQR Therapeutics N.V.

By
Title:

Statement Participant

By placing my signature below, I hereby confirm that I accept the offer of a Grant of Options on the date shown above, subject to the terms and conditions and as formally described in the Rules of the Plan and all other statutory regulations that are or become applicable with regard to the granted Options.

I further acknowledge receipt of a copy of the Rules and I will act in accordance with all of the terms and conditions of the Options, the Rules and the Insider Trading Rules.

I consent to and authorise the collection, processing, transfer and disclosure of information related to the Grant and exercise of the Options (including information regarding my date of birth, commencement date of employment and details regarding the Options and any similar rights previously granted to me by the Company.) to the Company or to any third party retained by the Company to administer the exercise of the Options and to any governmental or regulatory authorities in The Netherlands or elsewhere.

I have been informed that the purpose of the transfer of this information is to allow me to exercise the Options in accordance with (i) the terms under which the Options were granted and (ii) applicable laws and stock exchanges and/or listing rules. I have been informed that such information will be kept confidential and will be retained for the period of time necessary to achieve this purpose, as far as possible under the applicable laws and regulations. I have also been informed that other jurisdictions may have a different level of data privacy protection from that which may be applicable in the Netherlands.

I confirm that I accept that the grant and exercise of the Options may be subject to securities and insider trading laws and rules and stock exchange regulations and I confirm that I will act in accordance with these laws, rules and regulations.

Insider Trading Rules apply to the Company, as stated in the Rules, especially Rule 16 of the Plan. The Insider Trading Rules are subject to change. I am aware of the fact that these rules may contain restrictions with regard to the Grant and exercise of the Options in the future.

I confirm that I am aware that the Plan and the Articles of Association are subject to change that can be effected by the Company from time to time.

Name:

Date:

Place:

Notice of Exercise

ProQR Therapeutics N.V. Stock Option Plan

To:	ProQR Therapeutics N.V.
Darwinweg 24
2333 CR Leiden, The Netherlands

From:	Mr. / Ms.

Address:

Postal code/place:

Country:

Securities account Number

I hereby give notice to ProQR Therapeutics N.V. (the “Company”) that I wish to exercise my Options as granted to me in the Notice of Grant, a signed and dated copy of which I attach. It regards                     1 Options covering the same number of Shares to be issued by the Company. Capitalised terms used herein shall have the same meaning as in the Rules of the Company’s Stock Option Plan unless expressly stated otherwise.

I am aware and I acknowledge that, subject to the Rules of the Plan and any Insider Trading Rules and all other regulations and documents relating to my Options:

(a)	on exercise of my Options an obligation to pay wage withholding tax and employee social security premiums or equivalent liabilities (“Tax Liability”) may arise. Further, I am aware that the grant of my Options was made conditionally on my undertaking to pay this Tax Liability. I agree and acknowledge that I shall be responsible for and shall indemnify the Company or the relevant Group Company against any Tax Liability. I am aware that I can choose the manner of settlement of my tax liability. The Company or Group Company may withhold any amounts from my net pay for the relevant pay period or allow me to make such arrangements as are necessary to satisfy any Tax Liability. I can elect the “exercise immediate sell method” or the “sell to cover method” by ticking the applicable box below. The Company will calculate the taxes due on exercise and instruct on my behalf and on my cost to sell all or a sufficient number of Shares required to cover the tax liability. The net proceeds of such sale required to cover the tax liability will be transferred to the Company or Group Company to enable it to meet its withholding obligations. The remainder of the cash proceeds following the exercise immediate sell method will be transferred to my bank account as known by the Company. The remainder of the Shares following the sell to cover method will be transferred to my securities account under the terms and conditions of the Plan. I will indicate my choice of payment of taxation by ticking one of the boxes below.

(b)	the date of exercise shall be the later of the receipt by the Company of the Notice of Exercise signed by me, the payment of the Option Price and the date that the Supervisory Board states that the conditions imposed on me have for the exercise of my Options been fulfilled, if applicable.

[1]	Insert number of Options you wish to exercise

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(c)	the exercise of the Options may be subject to securities and insider trading laws and rules and stock exchange regulations and Insider Trading Rules and I confirm that I will act in accordance with these laws, rules and regulations and Insider Trading Rules. I am aware of the fact that these rules may contain restrictions with regard to the Grant and exercise of the Options. Where any exercise would temporarily be prohibited by law, securities regulations, or any Insider Trading Rules, the Exercise Period shall be extended with the length of such period of prohibition provided that an Option may not be exercised after the expiry of the Option in accordance with the Rules of the Plan, but in particular Rule 6.4 of the Plan.

I declare that I make the following election with respect to the exercised Options in order to meet the tax liability:

☐	Payment of taxes upon request of my employer. Please instruct the Company or the relevant Group Company to send me a request for payment of taxes and I will pay the amount of taxes due to my employer within [15] days. I understand that at that moment all Shares will then be Released to my securities account.

☐	Payment of taxes by withholding such taxes from my monthly gross salary in the month of the exercise of the Options and / or the subsequent month. By ticking this box I give consent to the Company or Group Company to apply the required tax withholdings. I understand that at that moment all Shares will then be Released to my securities account.

☐	Sell to cover method. Please instruct the designated party by the Company to sell sufficient Shares acquired following the exercise of the Options to cover the tax and/or social security liabilities due upon this exercise. I know that the transaction cost is for my account. I also realise that the number of Shares that will be Released to my securities account is lower than the number of Shares at the exercise of the Option.

☐	Exercise immediate sell method. Please instruct the designated party by the Company to sell all the Shares acquired following the exercise of the Options. The net proceeds of such sale required to cover the tax and/or social security liability due upon this exercise will be transferred to the Company or Group Company. The remainder of the net proceeds will be transferred to my bank account as known by the Company. I know that the transaction cost is for my account.

Name:

Date:

Place:

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